EXHIBIT 99

30DC'S MAGCAST PUBLISHING PLATFORM ANNOUNCES ONE MILLIONTH APP DOWNLOAD ONE YEAR FOLLOWING LAUNCH

First Mover in Growing Market for Niche Content On Mobile Devices

New York, NY, July 1, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that total App downloads for publications created using the MagCast digital publishing platform have passed the one million mark. The total number of individual issues of newspapers and magazines downloaded is significantly higher given that some of the initial magazines published in conjunction with the launch of MagCast just 12 months ago have published ten or more issues.

30DC management believes that one million App downloads is a significant milestone since almost all MagCast publications were created from scratch, not digital replicas of established print publications with name recognition and a natural, built-in native audience. This clearly indicates that 30DC's MagCast network is quickly becoming one of the world's top networks for startup independent digital publications. Currently, there are approximately 400 available MagCast publication Apps, in a wide variety of niches, and as MagCast continues to expand its market there are additional Apps coming online on a regular basis.

To date, 30DC has chosen a limited launch and has primarily focused on product adaptation and uptake, working with its user base of MagCast licensees to set up their digital publication businesses. As MagCast enters its second year, 30DC management is now focused on fulfilling MagCast's promise as a widely adopted communication technology by dramatically ramping up its user base and expanding its use into other markets like blogging.

According to a recent study by technology information provider IDC, the worldwide smart connected device market is predicted to "surge" with projected growth rates of 175% and 110% for tablets and smartphones respectively (from 2012 to 2017). A consequence to growth in devices is a burgeoning, parallel demand by consumers for content. 30DC's Chairman Dr. Henry Pinskier commented, "the time is right for self-publishers and independent content creators worldwide who want to distribute their content on mobile devices, and capitalize on being directly involved in the early stages of the mobile revolution".

MagCast is a complete from A to Z business system, including everything needed for making money selling content and successfully setting up a mobile business, and was created by marketers for marketers. MagCast also has the most competitive pricing of all the major platforms focused on Apple Newsstand, where currently 95% of digital media subscriptions occur. This is a direct result of almost 600 million iOS users with credit cards on file available to make purchases in two seconds or less. MagCast charges a low all-inclusive monthly fee of $297 per month, and does not charge additional distribution service fees for each individual publication download. MagCast does not require a large staff or additional costs and fees to create and distribute a typical MagCast publication.

30DC management believes the combination of three factors gives MagCast the potential to break out as a widely adopted, next generation communication service; the industry's most competitive pricing, the company's experience in training over 200,000 people through its "Challenge" division, and via MagCast having now successfully replicated its program for mobile (including how to successfully set up a revenue producing business selling content on mobile devices).

Dr. Pinskier commented further, "We see MagCast as a revolutionary communications tool almost like a next generation blog tool. We have first mover opportunity with respect to using our platform for this purpose and our potential target audience is in the tens of millions of customers. In many ways, we are the digital publishing platform for the masses. Every entrepreneur, blogger, aspiring writer, website owner, and content creator is now a potential customer."
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ABOUT 30DC, INC

30DC provides web-based tools for the monetization of digital content. For addition information on 30DC, please download a corporate fact sheet.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc.
Phone: 212-962-4400 Ext 83,
E-mail: ted.greenberg@30dcinc.com or
visit http://www.30dcinc.com
Source: 30DC, Inc.